UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2013

WORLD SURVEILLANCE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.
ITEM 8.01	OTHER EVENTS.

Brio Capital L.P., the holder of several warrants dating back to 2006, filed an action against the Company on March 28, 2011 in New York Supreme Court (the “Action”) for, among other things, the issuance of approximately 6.2 million shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) upon the exercise of certain warrants. The New York Supreme Court granted a non-final Summary Judgment Order (the “Order”) in favor of Brio in December 2011 requiring the Company to issue 6,215,543 shares of Common Stock. Certain other claims relating to this Action remained outstanding.

On December 31, 2012, World Surveillance Group Inc. reached a settlement with Brio Capital, L.P. and Brio Capital Master Fund Ltd. (collectively, “Brio”) and entered into a Settlement Agreement (the “Settlement Agreement”) resolving all remaining issues in the Action, without admitting any liability or wrongdoing on the part of the Company.  The Settlement Agreement was contingent on the approval by the Court pursuant to Section 3(a) (10) of the Securities Act of 1933, as amended. Notably, such Approval was granted by Order dated May 9, 2013 by the Hon. Marcy Friedman of the New York Supreme Court. As a result of the Settlement Agreement, Brio has no further rights of any kind whatsoever with respect to the Action or the above referenced warrants.

Under the terms of the Settlement Agreement, the Company is required to issue a number of shares of Common Stock in twelve monthly installments equal to $31,250 divided by the price that is the average of the closing price of the Company’s Common Stock for the last three trading days of the month immediately preceding the month in which the shares are due to be issued. Pursuant to the Section 3(a) (10) approval, the shares of Common Stock issued to Brio shall be freely tradable upon issuance. Pursuant to the Settlement Agreement, Brio agreed not to sell publicly on any trading day in excess of 25% of the daily trading volume of the Company’s Common Stock; provided, however, that such provision does not apply to sales at or more than $0.06 per share.   The Settlement Agreement also contains mutual releases and requires the filing of a stipulation of discontinuance by the parties upon the final payment of shares discontinuing Brio’s Action with prejudice.

The foregoing information is a summary of the Settlement Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Settlement Agreement for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Settlement Agreement dated December 31, 2012 between the Company and Brio Capital, L.P. and Brio Capital Master Fund Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: May 14, 2013	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer